Exhibit 99.1
CEVA, Inc. Reports Third Quarter 2008 Financial Results
Record revenue, operating margin and operating profit
Strategic agreements signed with key customers
SAN JOSE, Calif. — October 29, 2008 — CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile handset, consumer electronics and storage applications, today announced its financial results for the quarter ended September 30, 2008.
Total revenue for the third quarter of 2008 was a record high $10.2 million, an increase of 17% compared to $8.7 million reported for the third quarter of 2007. Licensing revenue for the third quarter of 2008 was $6.0 million, an increase of 12% from $5.3 million reported for the third quarter of 2007. Royalty revenue for the third quarter of 2008 was $3.3 million, an increase of 51% from $2.2 million reported for the third quarter of 2007 and an 8% sequential increase from the second quarter of 2008. Revenue from services was $0.9 million, compared to $1.2 million reported for the third quarter of 2007.
Net income was $1.4 million for the third quarter of 2008, which represents an increase of 26% as compared to the $1.1 million for the same quarter of 2007. Diluted net income per share for the third quarter of 2008 increased 40% to $0.07 per share, compared to diluted net income of $0.05 per share for the third quarter of 2007.
During the third quarter of 2008, the Company concluded six new license agreements, of which five are for CEVA DSP cores, platforms and software. Target applications for customer deployment are 3.5G, LTE modems, femtocells and consumer electronics. Geographically, three of the six deals are in Europe, while two are with U.S.-based companies and one was concluded in the Asia Pacific region.
During the quarter, CEVA continued to execute on its strategy of licensing to global industry leaders, including two agreements for the Company’s most advanced DSP cores. The first strategic agreement was signed with a major U.S. semiconductor company who licensed the CEVA-X1641 DSP core to develop an ASIC chip for a multinational OEM targeting the femtocell market. The second strategic agreement was signed with a major Asian OEM manufacturer who will use the CEVA-TeakLite-III DSP core to develop a chip for next-generation LTE applications. These two agreements illustrate the continued expansion of the wireless use model beyond cellular handsets to new applications in home gateways and mobile Internet markets.

Over the last few months, CEVA implemented its previously-announced 1 million share buy-back program, of which 500,000 shares were subject to a 10b5-1 plan that was established during the quarter. During the third quarter of 2008, CEVA repurchased approximately 200,000 shares at an average price of $8.2 per share, totaling approximately $1.6 million. As of today, CEVA repurchased approximately 675,000 shares at an average price of $7.87 per share, totaling approximately $5.3 million. It also fully utilized the shares available for repurchase under its 10b5-1 plan.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “These solid third quarter results are a direct result of our focused strategy on growth opportunities in the mobile and consumer markets. Additionally, we are encouraged by our customers’ progress in growing their businesses and expanding their markets shares with their customers, such as manufacturers of handsets, personal multimedia devices, portable game consoles and smartphones.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “During the third quarter, we executed record operating margins and operating income. We also generated positive cash flow of approximately $1.4 million, after taking into account $1.2 million of cash outflow associated with our buyback program. CEVA’s cash balances and marketable securities as of September 30, 2008 were $87.9 million, and our DSO level was at 35 days.”
“Given the current market environment, we remain vigilant in monitoring and controlling our expenses. Further, our strategy is supported by a strong balance sheet and business fundamentals that provide opportunities for continued stockholder value creation,” concluded Arieli.
CEVA Conference Call
On October 29, 2008, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial-in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)
•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link:
http://www.videonewswire.com/event.asp?id=52145. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 68242364) for US domestic callers and +44-800-917-2646 (passcode: 68242364) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on November 05, 2008. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston

CEVA, Inc.	CEVA, Inc.

Tel: +1.408.514.2941	Tel: +1.408.514.2976

Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2007, CEVA’s IP was shipped in over 225 million devices. For more information, visit www.ceva-dsp.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the statement that we are encouraged by the growing adoption of our technologies beyond cellular handsets to home gateways and mobile Internet markets; Mr. Wertheizer’s statement about our growth opportunities in the mobile and consumer markets and our prospects from the growing businesses and increasing market shares of our customers; and Mr. Arieli’s statement that our strong balance sheet and business fundamentals provide opportunities for continued stockholder value creation. The risks, uncertainties and assumptions include: the ability of CEVA’s DSP cores and other technologies to continue to be strong growth drivers for the Company, including adapting to changes in the cellular handset market and expanding into wireless and consumer electronics markets; the effect of intense competition within our industry; the possibility that the market for our technology may not develop as expected; the possibility that our customers’ products incorporating our technologies do not succeed as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our reliance on revenue derived from a limited number of licensees; our ability to continue to improve our license and royalty revenue in future periods, general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in CEVA’s Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$5,974	$5,314	$17,088	$15,487
Royalties	3,296	2,178	10,067	6,053
Other revenues	936	1,237	3,201	3,430

Total revenues	10,206	8,729	30,356	24,970

Cost of revenues	1,105	1,001	3,543	2,926

Gross profit	9,101	7,728	26,813	22,044

Operating expenses:
Research and development, net	4,778	4,705	15,133	14,015
Sales and marketing	1,822	1,471	5,401	4,645
General and administrative	1,705	1,515	4,991	4,134
Amortization of intangible assets	12	41	53	124
Reorganization expense	—	—	3,537	—

Total operating expenses	8,317	7,732	29,115	22,918

Operating income (loss)	784	(4)	(2,302)	(874)
Interest and other income, net	1,003	1,170	13,226	2,620

Income before taxes on income	1,787	1,166	10,924	1,746
Taxes on income	384	54	3,319	204

Net income	1,403	1,112	7,605	1,542

Basic net income per share	$0.07	$0.06	$0.38	$0.08

Diluted net income per share	$0.07	$0.05	$0.37	$0.08
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	20,157	19,647	20,131	19,516
Diluted	20,799	20,287	20,776	19,900

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended				Nine months ended
	September 30,				September 30,
	2008		2007		2008		2007
	Unaudited		Unaudited		Unaudited		Unaudited
GAAP net income	1,403		1,112		7,605		1,542
Equity-based compensation expense included in cost of revenue	28		19		83		55
Equity based compensation expense included in research and development expenses	273		234		805		646
Equity based compensation expense included in sales and marketing expenses	143		76		380		250
Equity based compensation expense included in general and administrative expenses	343		196		816		558
Reorganization expense (1)	—		—		3,537		—
Other income (2)(3)(4)	(358)		(425)		(11,247)		(425)
Taxes on income (2)	(19)		—		3,177		—

Non-GAAP net income	1,813		1,212		5,156		2,626

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,799		20,287		20,776		19,900

Weighted-average number of shares related to outstanding options	169		152		169		162

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense; reorganization expense, net; capital gains associated with the divestment of CEVA’s equity investment in GloNav Inc, net; and disposal of an investment, net (in thousands)	20,968		20,439		20,945		20,062

GAAP diluted net income per share	$0.07		$0.05		$0.37		$0.08
Equity-based compensation expense	$0.04		$0.03		$0.10		$0.07
Reorganization expense	—		—		$0.17	(1)	—
Other income	(0.02	)(3)	(0.02	)(4)	(0.54	)(2)	(0.02	)(4)
Taxes on income	$0.00		—		$0.15	(2)	—

Non-GAAP diluted net income per share	$0.09		$0.06		$0.25		$0.13

(1)	Results for the nine months ended September 30, 2008 included a reorganization expense of $3.5 million related to the termination of the long-term Harcourt lease property in Ireland.

(2)
Results for the nine months ended September 30, 2008 included a capital gain of $11.22 million reported in interest and other income, net, and the applicable tax expense of $3.2 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNov Inc. to NXP Semiconductors and a gain of $0.02 million reported in interest and other income, net, related to the disposal of an investment.

(3)
Results for the three months ended September 30, 2008 included a capital gain of $0.36 million reported in interest and other income, net, related to the divestment of CEVA’s equity interest in GloNov Inc.

(4)	Results for the three months and nine months ended September 30, 2007 included a gain of $0.4 million reported in interest and other income related to the disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	September 30,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$11,144	$40,697
Marketable securities and bank deposits	76,713	35,678
Trade receivables, net	3,838	2,502
Deferred tax assets	1,300	861
Prepaid expenses	1,375	904
Investment	—	4,233
Other current assets	2,619	2,391

Total current assets	96,989	87,266

Long-term investments:
Severance pay fund	3,943	3,091
Deferred tax assets	616	455
Property and equipment, net	1,510	1,626
Goodwill	36,498	36,498
Other intangible assets, net	—	53

Total assets	$139,556	$128,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$501	$455
Accrued expenses and other payables	8,809	8,452
Taxes payable	862	320
Deferred revenues	1,732	727

Total current liabilities	11,904	9,954

Accrued severance pay	4,153	3,141
Accrued liabilities	—	1,506

Total liabilities	16,057	14,601

Stockholders’ equity:
Common Stock:	20	20
Additional paid in-capital	152,874	149,772
Treasury Stock	(910)	—
Other comprehensive income (loss)	(557)	7
Accumulated deficit	(27,928)	(35,411)

Total stockholders’ equity	123,499	114,388

Total liabilities and stockholders’ equity	$139,556	$128,989